Exhibit 99.1

Hanger Announces Appointment of Asif Ahmad to Board of Directors

AUSTIN, Texas, August 13, 2014 — Hanger, Inc. (NYSE: HGR) today announced that its Board of Directors elected Asif Ahmad to the Hanger Board as a director on August 13, 2014.  Mr. Ahmad is Chief Executive Officer and a director of Anthelio Healthcare Solutions, Inc., one of the largest independent providers of healthcare information technology and business process services.  Mr. Ahmad qualifies as an independent director under applicable New York Stock Exchange listing standards.

“A proven leader in the healthcare information technology industry, Asif is widely recognized for his ability to concurrently advance high quality patient care, drive business value, and grow market share,” Hanger President and CEO Vinit Asar said.  “Given the strategic role of technology in Hanger’s future, Asif’s extensive experience in informatics, information technology, clinical operations, and business intelligence at major for-profit healthcare service providers and not-for-profit academic medical centers will be a valuable addition to Hanger’s Board of Directors.”

Prior to Anthelio Healthcare Solutions, Mr. Ahmad served as a Senior Vice President and General Manager of Information and Technology Services at McKesson Specialty Health, a healthcare services and information technology company that partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and other healthcare companies.  Before joining McKesson, he was the Vice President of Diagnostic Services for the Duke University Health System and Medical Center and held various faculty appointments at Duke.  Mr. Ahmad also served for nearly a decade in various leadership positions with the Ohio State University Health System and Medical Center and was the Administrator and Chief Information Officer, Chief Technology Officer and the Chair of the Clinical Technology Council at the time of his departure.

Mr. Ahmad earned a bachelor’s degree in electrical engineering from the University of Engineering and Technology in Pakistan, a master’s degree in biomedical engineering from the Ohio State University, and a master’s degree in business administration from the Ohio State University.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

Contacts: George E. McHenry, (512) 777-3800, or Russell Allen, (512) 777-3800

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